EXHIBIT 10.1
UNIT REDEMPTION AGREEMENT
This UNIT REDEMPTION AGREEMENT (this “Agreement”), dated as of September 11, 2020, is entered into by and between Anadarko Petroleum Corporation, a Delaware corporation (“Anadarko”), and Western Midstream Partners, LP, a Delaware limited partnership (“WES”). Anadarko and WES are each referred to herein as a “Party,” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meaning set forth in that certain Second Amended and Restated Agreement of Limited Partnership of Western Midstream Partners, LP, dated as of December 31, 2019 (the “Partnership Agreement”).
RECITALS
WHEREAS, Occidental Petroleum Corporation, a Delaware corporation, owns, indirectly, 100% of the issued and outstanding common stock of Anadarko, which owns, directly or indirectly, (i) 100% of the issued and outstanding common stock of Western Gas Resources, Inc., a Delaware corporation, which is the sole member of Western Midstream Holdings, LLC, a Delaware limited liability company and the general partner of WES (the “General Partner”), (ii) approximately 54.5% of the issued and outstanding common units representing limited partner interests in WES (“WES Common Units”), and (iii) 2.0% of the issued and outstanding common units representing limited partner interests in Western Midstream Operating, LP, a Delaware limited partnership (f/k/a Western Gas Partners, LP, “WES Operating”);
WHEREAS, the General Partner owns a 2.0% economic general partner interest in WES;
WHEREAS, WES directly owns (i) approximately 64.9% of the issued and outstanding common units representing limited partner interests in WES Operating and (ii) 100% of the outstanding equity interests in Western Midstream Operating GP, LLC, a Delaware limited liability company (“WES Operating GP”);
WHEREAS, WES Operating GP directly owns (i) 100% of the non-economic general partner interest in WES Operating and (ii) approximately 33.1% of the issued and outstanding common units representing limited partner interests in WES Operating;
WHEREAS, in May 2008, WES Operating loaned $260.0 million to Anadarko in exchange for a 30-year note bearing interest at a fixed annual rate of 6.50%, a copy of which is attached hereto as Exhibit A (the “APC Note”);
WHEREAS, prior to the date hereof, (i) WES Operating GP caused WES Operating to transfer and assign, on a pro rata basis, the APC Note to WES Operating’s limited partners; (ii) WES caused WES Operating GP to transfer and assign WES Operating GP’s pro rata portion of the APC Note to WES; and (iii) Anadarko purchased 24,313,701 WES Common Units from APC Midstream Holdings, LLC, a Delaware limited liability company, 684,922 WES Common Units from Kerr-McGee Worldwide Corporation, a Delaware corporation, and 2,856,775 WES Common Units from Anadarko USH1 Corporation, a Delaware corporation (collectively, the “Subject Units”), in exchange for notes or cash;
WHEREAS, the Parties have agreed that WES will redeem and cancel the Subject Units in exchange for WES transferring and assigning its pro rata portion of the APC Note to Anadarko, with Anadarko canceling and retiring such portion of the APC Note and the principal and accrued interest owed thereunder;

WHEREAS, the Board of Directors of Anadarko, by unanimous written consent, (i) determined that this Agreement and the transactions contemplated hereby are in the best interests of Anadarko; and (ii) approved this Agreement and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (such consent, the “Anadarko Consent”);
WHEREAS, the special committee (the “Special Committee”) of the Board of Directors of the General Partner (the “WES GP Board”) has by unanimous vote (i) determined that this Agreement and the transactions contemplated hereby are in the best interests of WES; (ii) approved this Agreement and the transactions contemplated hereby, with such approval constituting “Special Approval” as such term is defined in the Partnership Agreement; and (iii) recommended that the WES GP Board approve this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; and
WHEREAS, following the receipt of the recommendation of the Special Committee, the WES GP Board adopted resolutions, at a meeting duly called and held, that (i) determined that this Agreement and the transactions contemplated hereby are in the best interests of WES; and (ii) approved this Agreement and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (such resolutions, the “WES GP Resolutions”).
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, the Parties hereby agree as follows:
ARTICLE I.
DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with, such specified Person through one or more intermediaries or otherwise; provided, however, that (a) with respect to the General Partner, the term “Affiliate” shall not include any Group Member, and (b) with respect to Anadarko, the term “Affiliate” shall not include the General Partner or any member of the Partnership Group.
“Agreement” has the meaning set forth in the preamble.

“Anadarko” has the meaning set forth in the preamble.

“Anadarko Consent” has the meaning set forth in the recitals.

“APC Note” has the meaning set forth in the recitals.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Texas shall not be regarded as a Business Day.

“Closing” means the closing of the transactions contemplated by this Agreement.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” have correlative meanings.

“Effective Time” means 12:01 am local time in Houston, Texas on the Closing Date.

“Enforceability Exceptions” has the meaning set forth in Section 3.3.

“General Partner” has the meaning set forth in the preamble.

“Governmental Authority” means any federal, state, local, foreign, multi-national, supra-national, national, regional or other governmental agency, authority, administrative agency, regulatory body, commission, board, bureau, agency, officer, official, instrumentality, court or arbitral tribunal having governmental or quasi-governmental powers or any other instrumentality or political subdivision thereof; provided, however, that such term shall not include any entity or organization that is engaged in industrial or commercial operations and is wholly or partly owned by any government, to the extent that such entity or organization is acting in a commercial capacity.

“Intended Tax Treatment” has the meaning set forth in Section 5.2.

“Laws” has the meaning set forth in Section 3.4(c).

“Liens” means any security interest, lien, deed of trust, mortgage, pledge, charge, claim, restriction on transfer, easement, encumbrance or other similar interest or adverse right.

“Parties” has the meaning set forth in the preamble.

“Partnership Agreement” has the meaning set forth in the preamble.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, Governmental Authority or other entity.

“Special Committee” has the meaning set forth in the recitals.

“Subject Units” has the meaning set forth in the recitals.

“Tax” or “Taxes” means any federal, state, local or foreign income tax, ad valorem tax, excise tax, sales tax, use tax, franchise tax, real or personal property tax, transfer tax, gross receipts tax or other tax, assessment, duty, fee, levy or other governmental charge, together with and including, any and all interest, fines, penalties, assessments, and additions to Tax resulting from, relating to, or incurred in connection with any of those or any contest or dispute thereof.

“Transfer Agent” means Computershare Limited.

“WES” has the meaning set forth in the preamble.

“WES Common Units” has the meaning set forth in the recitals.

“WES GP Board” has the meaning set forth in the recitals.

“WES GP Resolutions” has the meaning set forth in the recitals.

“WES Operating” has the meaning set forth in the recitals.

“WES Operating GP” has the meaning set forth in the recitals.

Section 1.2 Construction and Interpretation. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include,” “includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation”; (d) the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) except as otherwise specifically provided in this Agreement, any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, supplemented or modified, including (A) in the case of agreements or instruments, by waiver or consent, and, in the case of statutes, by succession of comparable successor statues, and (B) all attachments thereto and instruments incorporated therein. The headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.
ARTICLE II.
TRANSACTION

Section 2.1 Redemption of Subject Units in exchange for retiring the APC Note. Pursuant to this Agreement, Anadarko agrees to tender and surrender the Subject Units to WES for redemption, and WES agrees to redeem and cancel the Subject Units as of the Effective Time. In consideration therefor, WES agrees to transfer and assign the portion of the APC Note that it holds to Anadarko, and Anadarko agrees to cancel and retire such portion of the APC Note and the principal and accrued interest owed thereunder, as of the Effective Time.
Section 2.2 Closing. The Closing shall occur on the date hereof (such date, the “Closing Date”). At the Closing, (a) Anadarko shall tender and surrender the Subject Units to WES for redemption; (b) WES shall redeem and cancel the Subject Units; (c) WES shall transfer and assign the portion of the APC Note that it holds to Anadarko; and (d) Anadarko shall cancel and retire such portion of the APC Note and the principal and accrued interest owed thereunder. The Closing shall be effective as of the Effective Time.

Section 2.3 Closing Deliveries by Anadarko to WES. At Closing, Anadarko shall deliver to WES:
(a) an executed copy of the Anadarko Consent and any other appropriate resolutions or other similar documents of Anadarko, to fully implement this Agreement; and
(b) each other document or instrument specified in or as may be reasonably required by this Agreement.

Section 2.4 Closing Deliveries by WES to Anadarko. At Closing, WES shall deliver to Anadarko:
(a) a true, complete and correct copy of the WES GP Resolutions and any other appropriate resolutions or other similar documents of WES GP, to fully implement this Agreement;
(b) an executed copy of the instruction letter to the Transfer Agent regarding redemption and cancellation of the Subject Units; and
(c) each other document or instrument specified in or as may be reasonably required by this Agreement.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF ANADARKO

Anadarko hereby represents and warrants to WES that:

Section 3.1 Subject Units. As of the date hereof and immediately prior to the Closing, Anadarko is the beneficial owner of the Subject Units, which are held by Anadarko free and clear of all Liens except for restrictions on transfer provided for in the Partnership Agreement and pursuant to applicable securities Laws. Neither Anadarko nor any of its Affiliates, nor any Person on behalf of Anadarko or any of its Affiliates, has taken, directly or indirectly, any action designed to cause or that would result in, or which constitutes or that might reasonably be expected to constitute, the stabilization or manipulation of the market price of the WES Common Units.

Section 3.2 Organization and Existence. Anadarko is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in each jurisdiction where the nature of its business or the ownership of its properties requires it to be qualified, except to the extent that the failure to be so qualified would not be reasonably likely to have a material adverse effect. Anadarko has the requisite power and authority to carry on its business as it is now being conducted and to own all of its respective properties and assets, except as would not (individually or in the aggregate) reasonably be expected to have a material adverse effect.

Section 3.3 Power and Authority. Anadarko has the corporate power and authority to enter into this Agreement and each agreement and instrument to be executed and delivered by

Anadarko pursuant hereto and to perform all of its obligations and consummate the transactions contemplated hereby and thereby. Anadarko has taken all necessary and appropriate corporate actions to authorize, execute and deliver this Agreement and each agreement and instrument to be executed and delivered by Anadarko pursuant hereto and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each agreement and instrument to be executed and delivered by Anadarko pursuant hereto will be when so executed and delivered, duly and validly executed and delivered by Anadarko and this Agreement is, and each agreement and instrument to be executed and delivered by Anadarko pursuant hereto will be when so executed and delivered, a valid and binding obligation of Anadarko enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity (collectively, the “Enforceability Exceptions”).

Section 3.4 No Violations. The execution and delivery of this Agreement or any other agreement or instrument executed and delivered pursuant hereto by Anadarko does not, or when executed will not, and the consummation of the transactions contemplated hereby or thereby and the performance by Anadarko of the obligations that it is obligated to perform hereunder or thereunder do not:

(a) conflict with or result in a breach of any of the provisions of the organizational documents of Anadarko;

(b) create any Lien on any Subject Units under any indenture, mortgage, lien, agreement, contract, commitment or instrument to which Anadarko is a party or their respective properties and assets are bound;

(c) conflict with any municipal, state or federal ordinance, law (including common law), rule, regulation, judgment, order, writ, injunction, or decree (collectively, “Laws”) applicable to Anadarko; or

(d) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both) or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any indenture, mortgage, lien or agreement, contract, commitment or instrument to which Anadarko is a party or otherwise bound or to which any of their respective properties and assets are subject;

except, in the case of clauses (b), (c) and (d), as would not be reasonably likely to have, individually or in the aggregate, a material adverse effect.

Section 3.5 No Brokers. No action has been taken by or on behalf of Anadarko that would give rise to any valid claim against WES or its Affiliates for a brokerage commission, finder’s fee or other like payment with respect to the matters contemplated hereby.

Section 3.6 Disclaimer of Warranties. Except as expressly set forth in this ARTICLE III or in any agreement or instrument to be executed by Anadarko in connection with the transactions contemplated hereby, Anadarko makes no representations or warranties whatsoever and disclaims all liability and responsibility for any other representation, warranty, statement or information made or communicated (orally or in writing), including, without limitation, any opinion, information or advice that may have been provided by any officer, shareholder, member, partner, director, employee, agent or consultant of Anadarko or any of its Affiliates.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF WES

WES hereby represents and warrants to Anadarko that:

Section 4.1 APC Note. As of the date hereof and immediately prior to the Closing, WES is the beneficial owner of its 98% interest in the APC Note, which is held by WES free and clear of all Liens except for restrictions on transfer pursuant to applicable securities Laws.

Section 4.2 Organization and Existence. WES is a limited partnership, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in each jurisdiction where the nature of its business or the ownership of its properties requires it to be qualified, except to the extent that the failure to be so qualified would not be reasonably likely to have a material adverse effect. WES has the requisite power and authority to carry on its business as it is now being conducted and to own all of its respective properties and assets, except as would not (individually or in the aggregate) reasonably be expected to have a material adverse effect.

Section 4.3 Power and Authority. WES has the limited partnership power and authority to enter into this Agreement and each agreement and instrument to be executed and delivered by WES pursuant hereto, and to perform all of its obligations and consummate the transactions contemplated hereby and thereby. WES has taken all necessary and appropriate limited partnership actions to authorize, execute and deliver this Agreement and each agreement and instrument to be executed and delivered by WES pursuant hereto and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each agreement and instrument to be executed and delivered by WES pursuant hereto will be when so executed and delivered, duly and validly executed and delivered by WES and this Agreement is, and each agreement and instrument to be executed and delivered by WES pursuant hereto will be when so executed and delivered, a valid and binding obligation of WES enforceable in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions.

Section 4.4 No Violations. The execution and delivery of this Agreement or any other agreement or instrument executed and delivered pursuant hereto by WES does not, or when executed will not, and the consummation of the transactions contemplated hereby or thereby and the performance by WES of the obligations that it is obligated to perform hereunder or thereunder do not, and at the Closing will not:

(a) conflict with or result in a breach of any of the provisions of the Partnership Agreement or any other organizational documents of the Partnership Group;

(b) create any Lien on any property or assets of any Group Member under any indenture, mortgage, lien, agreement, contract, commitment or instrument to which any Group Member is a party or their respective properties and assets are bound;

(c) conflict with any Laws applicable to any Group Member; or

(d) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both) or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any indenture, mortgage, lien or agreement, contract, commitment or instrument to which any Group Member is a party or otherwise bound or to which any of their respective properties and assets are subject;

except, in the case of clauses (b), (c) and (d), as would not be reasonably likely to have, individually or in the aggregate, a material adverse effect or result in any material loss, cost or liability of any Group Member.

Section 4.5 No Brokers. No action has been taken by or on behalf of WES or the Special Committee that would give rise to any valid claim against Anadarko or its Affiliates for a brokerage commission, finder’s fee or other like payment with respect to the matters contemplated hereby.

Section 4.6 Disclaimer of Warranties. Except as expressly set forth in this ARTICLE IV or in any agreement or instrument to be executed by WES in connection with the transactions contemplated hereby, WES makes no representations or warranties whatsoever and disclaims all liability and responsibility for any other representation, warranty, statement or information made or communicated (orally or in writing), including, without limitation, any opinion, information or advice that may have been provided by any officer, shareholder, member, partner, director, employee, agent or consultant of WES or any of its Affiliates.

ARTICLE V.

COVENANTS

Section 5.1 Further Assurances. In case at any time after the Closing any further action is necessary to carry out the transactions contemplated hereby or the purposes of this Agreement, each of the Parties will take such further action as the other Party may reasonably request, all at the sole cost and expense of the requesting Party.
Section 5.2 Tax Treatment of the Transaction. The Parties intend that WES’s redemption of the Subject Units in exchange for the cancellation and retirement of the portion of the APC Note held by WES and the principal and accrued interest thereunder as described in Section 2.1 will be treated for U.S. federal income tax purposes as a distribution by WES to Anadarko pursuant to Section 731 of the Code and Treasury Regulations Section 1.731-1(c)(2) (the “Intended Tax Treatment”). Each Party shall, and shall cause its controlled Affiliates to, file all Tax returns and other reports consistent with the Intended Tax Treatment, unless required by Law to do otherwise.

ARTICLE VI.

MISCELLANEOUS

Section 6.1 Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the respective Parties and their permitted successors and assigns. No Party may assign or delegate its rights or obligations under this Agreement without the prior written consent of the other Parties, which consent may be withheld for any reason. Any purported assignment in violation of the foregoing shall be null and void.

Section 6.2 Entire Understanding; Headings and Amendments.

(a) This Agreement and all documents to be executed and delivered pursuant hereto constitute the entire understanding between the Parties with respect to the transactions contemplated hereby, and supersede all previous agreements of any sort with respect thereto. Article headings are included only for purposes of convenience and shall not be construed as a part of this Agreement or in any way affecting the meaning of the provisions of this Agreement or its interpretation.

(b) This Agreement may not be amended or modified orally and no amendment or modification shall be valid unless in writing and signed by the Parties; provided, however, no such amendment or modification shall be effective unless and until it has been approved by the Special Committee.

Section 6.3 Rights of Third Parties. This Agreement shall not be construed to create any express or implied rights in any persons other than the Parties.

Section 6.4 Notices. All notices shall be in writing and shall be delivered or sent by first-class mail, postage prepaid, overnight courier or by means of electronic transmission. Any notice sent shall be addressed as follows:

(a) If to Anadarko:

Anadarko Petroleum Corporation
5 Greenway Plaza, Suite 110
Houston, Texas 77046
Attention: Secretary

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
Attention: John M. Greer
William N. Finnegan IV
Email:  john.greer@lw.com
bill.finnegan@lw.com

(b) If to WES:

Western Midstream Partners, LP
9950 Woodloch Forest Drive
The Woodlands, TX 77380
Attention: Chairman, Special Committee

With a copy (which shall not constitute notice) to:

Bracewell LLP
711 Louisiana Street, Suite 2300
Houston, Texas 77002
Attention: Troy L. Harder
Email:  troy.harder@bracewell.com

Section 6.5 Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. EACH OF THE PARTIES AGREES THAT THIS AGREEMENT INVOLVES AT LEAST U.S. $100,000.00 AND THAT THIS AGREEMENT HAS BEEN ENTERED INTO IN EXPRESS RELIANCE UPON 6 Del. C. § 2708. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY AGREES (i) TO BE SUBJECT TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE FEDERAL COURTS SITTING IN THE STATE OF DELAWARE, AND (ii) TO THE EXTENT SUCH PARTY IS NOT OTHERWISE SUBJECT TO SERVICE OF PROCESS IN THE STATE OF DELAWARE, TO APPOINT AND MAINTAIN AN AGENT IN THE STATE OF DELAWARE AS SUCH PARTY’S AGENT FOR ACCEPTANCE OF LEGAL PROCESS AND TO NOTIFY THE OTHER PARTY OF THE NAME AND ADDRESS OF SUCH AGENT. EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 6.6 Time of the Essence. Time is of the essence in the performance of this Agreement in all respects. If the date specified herein for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day that is a Business Day.

Section 6.7 Damage Limitations. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED BY LAW, NO PARTY HERETO SHALL BE ENTITLED TO RECOVER FROM ANY OTHER PARTY HERETO ANY AMOUNT IN RESPECT OF EXEMPLARY, PUNITIVE, REMOTE OR SPECULATIVE DAMAGES, EXCEPT, IN EACH CASE, TO THE EXTENT SUCH DAMAGES ARE FINALLY AND JUDICIALLY DETERMINED AND PAID TO AN UNAFFILIATED THIRD PARTY. THE FOREGOING LIMITATIONS ON

LIABILITY SHALL APPLY EVEN IN THE EVENT OF THE SOLE, JOINT, AND/OR CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE, STRICT LIABILITY OR FAULT OF THE PARTY WHOSE LIABILITY IS LIMITED (EXCLUDING GROSS NEGLIGENCE, FRAUD OR WILLFUL MISCONDUCT).

Section 6.8 Waiver and Severability.

(a) No waiver, either express or implied, by any Party hereto of any term or condition of this Agreement or right to enforcement thereof shall be effective, unless such waiver is in writing and signed by each Party. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way adversely affect the rights of the Party granting such waiver in any other respect or at any other time. The failure of any Party to exercise any rights or privileges under this Agreement shall not be construed as a waiver of any such rights or privileges under this Agreement. The rights and remedies provided in this Agreement are cumulative and, except as otherwise expressly provided in this Agreement, none is exclusive of any other or of any rights or remedies that any Party may hereunder or otherwise have at law or in equity.

(b) Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 6.9 Costs and Expenses. Except as otherwise specifically provided in this Agreement, each Party will bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby.

Section 6.10 Counterpart Execution. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one agreement.

Signature Page Follows

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

ANADARKO PETROLEUM CORPORATION

By:	/s/ Sunil Mathew
Name:	Sunil Mathew
Title:	President

WESTERN MIDSTREAM PARTNERS, LP

By:	Western Midstream Holdings, LLC, its general partner

By:	/s/ Michael P. Ure
Name:	Michael P. Ure
Title:	President and Chief Executive Officer
Signature Page to Unit Redemption Agreement

Exhibit A
APC Note

Execution Version
ANADARKO PETROLEUM CORPORATION

Fixed Rate Note Due 2038

$260,000,000

ANADARKO PETROLEUM CORPORATION, a Delaware corporation (herein called the “Company”, which term includes any successor person), for value received, hereby promises to pay to Western Gas Partners, LP (“Western”), or registered assigns, the principal sum of Two Hundred and Sixty Million Dollars ($260,000,000.00 ) on May 14, 2038 (the “Maturity Date”) , and to pay accrued but unpaid interest on the unpaid principal amount from May 14, 2008 through repayment, quarterly on each February 1, May 1, August 1 and November 1, at a rate per annum equal to six and one half percent (6.50%).
Interest payable hereunder shall be computed on the basis of a year of 360 days comprised of 12 months of 30 days each.
“Material Adverse Change” means any change occurring since December 31, 2007, in the consolidated financial position or results of operations of the Company and its subsidiaries taken as a whole that has had the effect of preventing the Company from carrying on its business or from meeting its current and anticipated obligations on a timely basis; provided, however, that any event, condition, change, occurrence or development of a state of circumstances which (a) adversely affects the oil and gas exploration and development, gas processing and transportation or hydrocarbon marketing industries generally, including changes in commodity prices or markets, general market prices and legal or regulatory changes (and in each case does not disproportionately affect the Company and its subsidiaries considered as a single enterprise as compared to similarly situated persons), (b) arises out of general economic or industry conditions (and in each case does not disproportionately affect the Company and its subsidiaries considered as a single enterprise as compared to similarly situated persons), or (c) arises out of any change in generally accepted accounting principles (which does not disproportionately affect the Company and its subsidiaries considered as a single enterprise as compared to similarly situated persons) shall not be considered in determining whether a Material Adverse Change has occurred.
“Note” means this Fixed Rate Note Due 2038, dated May 14, 2008.
“Public Indenture” means the Indenture, dated as of September 19, 2006, between the Borrower and The Bank of New York Trust Company, N.A., as Trustee.
“Specified Business Day” means any day that is not a Saturday or Sunday, and that is not a day on which banking institutions are authorized or obligated by law or executive order to close in New York, New York.
Payment of the principal of and any such interest on this Note will be made at the office or agency of the Company, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, against surrender of this Note at the Maturity Date of the principal thereof or any early repayment as provided herein.

This Note is subject to redemption, in whole or in part, on any Specified Business Day at the election of the Company upon not less than 30 days’ nor more than 60 days’ notice, at a redemption price equal to the greater of (1) 100% of the principal amount to be redeemed (the “Redemption Amount”) or (2) the amount determined by the quotation agent (the “Make Whole Price”) described below under “Make Whole Calculation,” plus, in each case, accrued but unpaid interest to the redemption date.
In the event of redemption of this Note in part only, a new Note or Notes of like tenor for the unredeemed portion hereof will be issued in the name of the holder hereof upon the cancellation hereof and all references to “Note” herein shall include the plural.
Make Whole Calculation
The quotation agent will determine the Make Whole Price by determining the sum of the present values of the remaining scheduled payments of the principal of, and interest on, the Redemption Amount, not including any portion of these payments of interest accrued as of the date on which the Redemption
Amount is to be redeemed, discounted to the date on which the Redemption Amount is to be redeemed on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the adjusted treasury rate described below plus 30 basis points.
The quotation agent will utilize the following procedures to calculate the adjusted treasury rate. Western will appoint UBS Securities LLC (“UBS”) or its successor and two or more other primary U.S. Government securities dealers in New York City as reference dealers and the Company will appoint UBS or its successor to act as the Company’s quotation agent. If UBS or its successor is no longer a primary U.S. Government securities dealer, Western will substitute another primary U.S. Government securities dealer in its place as a reference dealer.
The quotation agent will select a United States Treasury security which has a maturity comparable to the remaining maturity of the Note and which would be used in accordance with customary financial practice to price new issues of corporate debt securities with a maturity comparable to the remaining maturity of the Note. The reference dealers will provide the quotation agent with the bid and ask prices for that comparable United States Treasury security as of 5:00 p.m. on the third Specified Business Day before the redemption date. The calculation agent will calculate the average of the bid and ask prices provided by each reference dealer, eliminate the highest and the lowest average reference dealer quotations and then calculate the average of the remaining reference dealer quotations (“the “Comparable Treasury Price”). However, if the calculation agent obtains fewer than three reference dealer quotations, it will calculate the average of all the reference dealer quotations and not eliminate any quotations. The adjusted treasury rate will be the semi-annual equivalent yield to maturity of a security whose price, expressed as a percentage of its principal amount, is equal to the comparable treasury price.
The Company represents and warrants to Western that:
(A) The Company (i) has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware, and (ii) is qualified to do business as a foreign corporation and is in good standing in each jurisdiction of the United States in which the ownership of its properties or the conduct of its business requires such qualification and where the failure to so qualify would reasonably be expected to result in a Material Adverse Change.
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(B) The execution, delivery and performance by the Company of this Note have been duly authorized by all necessary corporate action of the Company and do not and will not: (i) contravene the terms of the articles or certificate of incorporation, or bylaws, of the Company; (ii) result in a breach of or constitute a default under any lease, instrument, contract or other agreement to which the Company is a party or by which it or its properties may be bound or affected that would reasonably be expected to result in a Material Adverse Change; or (iii) violate any provision of any law, rule, regulation, order, judgment, decree or the like binding on or affecting the Company.
(C) This Note constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and equitable principles of general applicability.
(D) No authorization, consent, approval, license, exemption of, or filing or registration with, any governmental authority or agency, or approval or consent of any other person or entity (“Person”), is required for the due execution, delivery or performance by the Company of this Note.
(E) To the knowledge of the Company, on the date hereof there are no actions, suits, or proceedings pending or threatened against the Company before any governmental authority as to which, in the opinion of the Company, there is a reasonable possibility of adverse determinations that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change.
(F) The consolidated balance sheets of the Company and its consolidated subsidiaries as of December 31, 2006 and 2007, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007, audited by KPMG LLP, present fairly, in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as of December 31, 2006 and 2007, and their results of operations, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with GAAP applied on a consistent basis.
(G) The Company is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
(H) The Company has filed all United States Federal income tax returns and all other material tax returns and reports required to be filed (or obtained extensions with respect thereto) and has paid all taxes required to have been paid by it, except (i) taxes the validity of which are being contested in good faith by appropriate proceedings, and with respect to which the Company, to the extent required by GAAP, has set aside on its books adequate reserves or (ii) to the extent any failures to do so (individually or in the aggregate) would not reasonably be expected to result in a Material Adverse Change.
(I) No Event of Default has occurred and is continuing.
(J) The making of the loan hereunder does not require any authorization, consent or approval of, registration or filing with, or any other action by, any governmental authority or any other Person (including shareholders or any class of directors, whether interested or disinterested, of the Company or any other Person), nor is any such authorization, consent, approval, registration, filing or other action necessary for the validity or enforceability of this Note, except such as have been obtained or made and are in full force and effect.
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So long as any principal, interest or other amount due hereunder shall remain unpaid, the Company agrees that:
(1) The Company shall furnish to Western, promptly after the Company has knowledge or becomes aware thereof, notice of (a) the occurrence of any Event of Default (as defined below); (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or governmental authority against or affecting the Company that if adversely determined would reasonably be expected to result in a Material Adverse Change; and (c) any other development that results in, or would reasonably be expected to result in, a Material Adverse Change.
(2) The Company will comply with the provisions of Sections 1004 and 1005 of the Public Indenture (a true and complete copy of which the Company hereby represents has been furnished to Western), which provisions, together with related definitions, are hereby incorporated herein by reference for the benefit of Western and shall continue in effect for purposes of this paragraph, regardless of the termination, or any amendment or waiver of, or any consent to any deviation from or other modification of, the Public Indenture; provided, however, that, for purposes of this paragraph, (a) references in the Public Indenture to “the Securities” shall be deemed to refer to the respective obligations of the Company to pay the principal of and interest of this Note, and (b) references in the Public Indenture to “this Indenture” and to “supplemental indentures” shall be deemed to refer to this Note and amendments or supplements to this Note, respectively.
(3) The Company shall comply with all laws, rules, regulations and orders of any governmental authority applicable to it or its property, except where any failures to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change.
(4) The Company will at all times maintain, and will cause its subsidiaries to maintain, with financially sound and reputable insurers, insurance of the kinds and covering the risks and in the relative proportionate amounts (including as to self-insurance) consistent with that carried by companies engaged in the same or similar businesses and similarly situated; provided, that the Company shall not be required to maintain insurance against risks or in amounts no longer economically available, on a de novo or renewal basis, as applicable, to the Company and other companies engaged in the same or similar businesses and similarly situated.
(5) In the event that the Company is not required to file information with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (“the Exchange Act”), the Company will provide to Western, in accordance with the rules and regulations prescribed from time to time by the SEC, any financial information which may be required pursuant to the Exchange Act in respect of the issuer of a security listed and registered on a national securities exchange as may be prescribed in such rules and regulations.
Any of the following events which shall occur shall constitute an “Event of Default”:
(i) The Company shall fail to pay when due any amount of principal hereof;
(ii) The Company shall fail to pay when due any interest hereon or any other amount payable hereunder, and such failure shall continue unremedied for five (5) Specified Business Days;
(iii) Any representation or warranty by the Company under or in connection with this Note shall prove to have been incorrect in any material respect when made;
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(iv) The Company shall fail to perform or observe any other term, covenant or agreement contained in this Note on its part to be performed or observed, and such failure shall remain unremedied for a period of thirty (30) days from the date Western provides notice in writing of such occurrence;
(v) (a) The Company shall be dissolved, liquidated, wound up or cease its corporate existence or cease to conduct its business in the ordinary course without the prior authorization of Western; or (b) the Company (1) shall make a general assignment for the benefit of creditors, or shall generally fail to pay, or admit in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (2) shall commence any voluntary Insolvency Proceeding; or (3) shall take any action to effectuate or authorize any of the foregoing;
(vi) (a) Any involuntary Insolvency Proceeding (as defined below) is commenced or filed against the Company, or any writ, judgment, warrant of attachment, execution or similar process is issued or levied against a substantial part of the Company’s properties and such Insolvency Proceeding shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty (60) days after commencement, filing or levy; (b) the Company admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (c) the Company acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business.
(vii) The Company shall (a) default in the payment of principal of any indebtedness in an aggregate principal amount in excess of $100,000,000 (other than this Note) beyond the period of grace, if any, provided in the instrument or agreement under which such indebtedness was created as and when the same shall become due and payable, and such default shall have resulted in such indebtedness being declared due and payable prior to its stated maturity, or (b) default in the observance or performance of any other agreement or condition relating to any such indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, and such default shall have resulted in such indebtedness being declared due and payable prior to its stated maturity.
(vii) the Company shall default in the performance of any term, condition, covenant or agreement contained in the Public Indenture and such default shall have resulted in any of the Securities (as defined in the Public Indenture) being declared due and payable prior to the date on which such Securities would otherwise have become due and payable.
(viii) one or more judgments for the payment of money in an aggregate amount in excess of $100,000,000 shall be rendered against the Company and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company to enforce any such judgment.
As used herein, “Insolvency Proceeding” means (i) any case, action or proceeding before any court or other governmental agency or authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (ii) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each case undertaken under U.S. federal, state or foreign law, including the Bankruptcy Code.
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As used herein, “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
If any Event of Default shall occur and be continuing, Western may by notice to the Company declare the entire unpaid principal amount of this Note, all interest accrued and unpaid hereon and all other amounts due hereunder to be forthwith due and payable, whereupon the principal hereof, all such accrued interest and all such other amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company, provided that if an event described in paragraph (iv) or (v) above shall occur, the result which would otherwise occur only upon giving of notice by Western to the Company as specified above shall occur automatically, without the giving of any such notice.
The Company agrees to pay on demand all the losses, costs, and expenses (including, without limitation, attorneys’ fees and disbursements) which Western incurs in connection with enforcement of this Note, or the protection or preservation of Western’s rights under this Note, whether by judicial proceedings or otherwise. Such costs and expenses include, without limitation, those incurred in connection with any workout or refinancing, or any bankruptcy, insolvency, liquidation or similar proceedings.
No single or partial exercise of any power under this Note shall preclude any other or further exercise of such power or exercise of any other power. No delay or omission on the part of Western in exercising any right under this Note shall operate as a waiver of such right or any other right hereunder.
This Note shall be binding on each of the Company and Western and their respective successors and assigns. Neither party may assign or transfer this Note or any of its obligations hereunder without the other party’s prior written consent.
No provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed, subject to the Company’s right to redeem all or a portion of this Note as provided herein or as otherwise agreed to by the parties.
The transfer of this Note is registrable with the Company, upon surrender of this Note for registration of transfer at the office or agency of the Company, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by Western or any successor holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.
No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
Prior to due presentment of this Note for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and the Company shall not be affected by notice to the contrary.
This Note shall be governed by and construed in accordance with the law of the State of Texas.
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IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed this 14th day of May, 2008.

ANADARKO PETROLEUM CORPORATION

By:	Bruce W. Busmire
Name:	Bruce W. Busmire
Title:	Vice President, Chief Accounting Officer and Treasurer

Signature Page to Anadarko Petroleum Corporation
Fixed Rate Note Due 2038 — $260,000,000
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